Exhibit 99.1

Dear Shareholders.

I am pleased to announce today that Robert Estareja has agreed to join the WOWIO management team as our new President, effective February 1, 2015. Robert has been acting as a consultant to WOWIO since August, advising on potential synergistic acquisitions and other high-level strategies. His investment banking experience brings to his role the type of strong business skills, knowledge, leadership and integrity that WOWIO has come to rely on.

From Robert: “As you might expect, I am challenged by my new role, but I am also pleased to stand beside Brian, our team of employees, and with you, our shareholders, united in the goal of achieving near-term recovery and lasting results.  We are intently focused on re-building value for our shareholders.  Our share price and market cap has retreated considerably as of late but we are committed to sustaining WOWIO as a value investment.  While we’ve had some recent wins, we know that the scorecard is long. We’ve got our best people working on the regulatory and legal issues required to operate as a public entity and our entire organization is focused on the future.”

“We are a resilient company, one that is built on the fundamentals of strategy, character, value and service.  We are realigning our business to reflect the current environment. We will be stepping up our marketing efforts and working to develop new products and services.  And, in every line of our business, we are focused on doing right by our customers — and doing right by our shareholders.  I look forward to corresponding and sharing with you the results of our good efforts.”

Robert has been in the investment banking world for over 28 years with an emphasis on Mergers & Acquisitions and corporate finance, where he has participated in numerous deals ranging from small structured finance transactions to micro-cap mergers and acquisitions. Robert has been a trusted advisor to CEOs and CFOs of large and small cap companies as well as startup and emerging businesses around the globe while forging a prominent reputation based on honesty, integrity and mutual respect. He brings to WOWIO a solid base of established personal contacts with major banks, insurance companies, pension funds, venture capitalists and wealthy private investors.

In addition to overseeing day-to-day operations, Robert will be identifying immediate revenue opportunities and overseeing the execution of the various technology development initiatives currently underway at WOWIO. Expect to see correspondence from Robert directly and news about our progress in the coming weeks. I am excited to have his knowledge and expertise on our executive management team. Robert can be reached directly at restareja@wowio.com and we are both looking forward to sharing news and progress with you all.

Thank you,

Brian Altounian

Chief Executive Officer